Exhibit 99.1

FOR IMMEDIATE RELEASE

August 11, 2010

Contact:	Melanie J. Dressel, President and
Chief Executive Officer
(253) 305-1911

COLUMBIA BANKING SYSTEM REPAYS ALL $76.9 MILLION

IN CAPITAL PURCHASE PROGRAM FUNDS

TACOMA, Washington, August 11, 2010 — Columbia Banking System, Inc. (NASDAQ: COLB) (“Columbia”) announced today that it has redeemed all 76,898 shares of Series A preferred stock originally issued to the U.S. Department of Treasury on November 21, 2008 for approximately $76.9 million in capital under its Capital Purchase Program (“CPP”). On August 11, 2010, the Company paid a total of $77.8 million to the Treasury, consisting of $76.9 million in principal and $918,504 in accrued and unpaid dividends.

Melanie Dressel, President and Chief Executive Officer, said, “Our financial strength was originally affirmed when we were selected as one of the first regional banks to participate in the Treasury’s voluntary CPP program, which was designed to stimulate the economy by providing capital to healthy banks. In addition to continuing our lending to businesses and consumers in the markets we serve, we were pleased to have successfully taken on the operations of a failed bank in Washington and one in Oregon State. We are also pleased, given our strong capital position, to repay the CPP at this early date.”

Ms. Dressel further noted, “Since the fourth quarter of 2008, we have paid the U.S. Treasury over $6.5 million in dividends for its investment in our preferred stock, in addition to the full return of their original $76.9 million investment.”

Columbia’s total risk-based capital ratio was 27.3% at June 30, 2010; excluding the CPP funds, the total risked-based capital ratio still would have exceeded 24%, more than double the regulatory requirements for classification as a well-capitalized financial institution. Columbia’s ratio of tangible common equity to tangible common assets was 13.7% as of June 30, 2010.

Earnings available to common shareholders will be reduced by $2.3 million upon repayment of the $76.9 million. This amount represents the remaining unamortized discount on the preferred stock.

In issuing the preferred stock in November 2008, the Company issued a warrant to the Treasury to purchase 796,046 shares of common stock at an exercise price of $14.49 per share. As a result of the completion of the Company’s August, 2009 public offering, the amount of the warrant was reduced by 50% to 398,023 shares. The warrant is still held by the Treasury and remains outstanding. The Company intends to negotiate for the repurchase of the warrant; however, the repurchase price is subject to these negotiations and there is no assurance it will be repurchased now or in the future.

About Columbia

Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding company of Columbia Bank, a Washington state-chartered full-service commercial bank which was awarded third place in the large employer category by Seattle Business Magazine’s 100 Best Companies to Work For 2010 and was designated one of Puget Sound Business Journal’s “Washington’s Best Workplaces 2009”.

With the January, 2010 FDIC-assisted acquisitions of Columbia River Bank and American Marine Bank, Columbia Banking System has 83 banking offices, including 59 branches in Washington State and 24 branches in Oregon. Columbia Bank does business under the Bank of Astoria name at the Bank of Astoria’s former branches located in Astoria, Warrenton, Seaside, Cannon Beach, Manzanita and Tillamook. More information about Columbia can be found on its website at www.columbiabank.com.

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Note Regarding Forward-Looking Statements

This news release includes forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These forward looking statements describe Columbia’s management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia’s style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “intend,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia’s filings with the Securities and Exchange Commission, available at the SEC’s website at www.sec.gov and the Company’s website at www.columbiabank.com, including the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual reports on Form 10-K and quarterly reports on Form 10-Q, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: (1) local, national and international economic conditions may be less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates may reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches may be lower than expected; (4) costs or difficulties related to the integration of acquisitions may be greater than expected; (5) competitive pressure among financial institutions may increase significantly; and (6) legislation or regulatory requirements or changes may adversely affect the businesses in which Columbia is engaged. We believe the expectations reflected in our forward-looking statements are reasonable, based on information available to us on the date hereof. However, given the described uncertainties and risks, we cannot guarantee our future performance or results of operations and you should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The factors noted above and the risks and uncertainties described in our SEC filings should be considered when reading any forward-looking statements in this release.

Source: Columbia Banking System, Inc.